Exhibit 99.1

For Immediate Release	Contact:	Laura Feragen StarToplin 215-793-4666, Ext. 106 lferagen@startoplin.com

CAPSALUS CORP. NAMES
CONSUMER PRODUCTS GM AS CEO

ATLANTA – Dec. 16, 2010 – Kevin P. Quirk has been appointed CEO of Capsalus Corp. (OTCBB:WELL), a public holding company operating in the health, wellness and goodness space, from group president and chief marketing officer. He succeeds acting CEO Tad M. Ballantyne, who will maintain his role as chairman.

Quirk assumes this position with more than two decades of consumer products operating experience spanning general management and senior marketing roles in Fortune 500 corporations and start-up ventures. He is now responsible for determining Capsalus’ strategic direction and managing performance against overall business objectives in keeping with the company’s mission.

Quirk is the founder of White Hat Brands LLC, a functional beverage manufacturer focused on children’s health and wellness issues, which he sold to Capsalus earlier this year after raising multiple rounds of financing and stewarding the business to a successful exit. Before White Hat, he held a variety of senior-level marketing positions for The Coca-Cola Company, initially hired into the Coca-Cola Accelerated Program, the company’s coveted management training program, from which he was charged with running the New England market. He also served as director of marketing for Minute Maid brands prior to his departure.  In addition, Quirk spent nearly a decade at Anheuser-Busch, working in brand management, field sales and marketing, wholesaler development and strategic planning, most notably as market development manager of the Wisconsin territory, and as founder of the company’s business development group, providing internal management consulting to a network of more than 800 distributors.

“Kevin’s proven track record as someone who excels at launching successful brands, fostering business discipline, and managing growth is a tremendous asset as we build our portfolio and drive Capsalus’ performance,” said Ballantyne.

Quirk holds a BS in marketing and a BA in communications from Saint Louis University, and a letter of MBA equivalence from Harvard Business School.

For more information about Capsalus and investment opportunities, contact 888-400-7179, or visit www.capsalus.com.

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Capsalus Corp., based in Atlanta, is a public holding company that partners with and acquires visionary enterprises producing progressive, broad-based solutions in the health and wellness space for better physical, nutritional and emotional health worldwide. Capsalus, which derives its name from “Salus,” the Roman goddess of health and prosperity, provides companies in varying stages of development with the operating infrastructure, strategic pathways and financial support to get them to the mass market quickly and efficiently. Its current portfolio includes companies across the consumer products, media and technology, biotechnology and healthcare industry spectrum, including Wish Upon a Hero, an online community pioneering a new model of philanthropy by connecting people in need with people who can help; White Hat Brands, an emerging player in the branded functional food and beverage market; and PanTheryx, creating and selling biologics, pharmaceuticals and medical products to the expanding healthcare professional market in India.

Forward-looking Statements
This news release may contain “Forward-looking Statements” within the meaning of Section 21E of the United States Securities Exchange Act, as amended.  All statements in this news release, other than statements of historical fact, are forward-looking statements that involve various risks and uncertainties.  There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements.  This notice expressly qualifies all forward-looking statements in this news release.